Exhibit 99.1

The Ensign Group, Inc. Secures $35 Million Loan From RBS Asset Finance, Inc.

MISSION VIEJO, Calif., January 6, 2011 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of skilled nursing, rehabilitative care services, hospice care and assisted living companies, announced that a group of its real estate holding subsidiaries has procured a US$35 million seven-year term loan from RBS Asset Finance, Inc., an affiliate of The Royal Bank of Scotland Group.

“The number of compelling acquisition opportunities we believe we are seeing in 2011, along with attractive financing terms, made this a good time to tap some of the unleveraged equity in our 33 unencumbered facilities,” said Suzanne Snapper, Ensign’s Chief Financial Officer.

Ms. Snapper noted that Ensign still has 29 unencumbered facilities in its 84-facility portfolio, and has historically borrowed against its assets at conservative levels to fund new acquisitions. “Consistent with our past practice, we expect to continue the disciplined leveraging of our accumulated real estate equity to support the Company’s continuing expansion,” she added.

The new loan carries a seven-year term, with a fixed rate of 6.04%.

Greg Stapley, Ensign’s Executive Vice President, attributed the company’s ability to secure the loan on attractive terms to Ensign’s strong balance sheet and solid operating history. “We expect to use the loan proceeds, cash on hand and cash generated from our future operations to add more quality assets to our portfolio, to enhance our competitive position in our target markets and to further strengthen our balance sheet,” he added.

Mr. Stapley reaffirmed that Ensign is actively seeking additional opportunities to acquire both well-performing and struggling long-term care operations across the Western United States. The acquisition brings Ensign’s growing portfolio to 84 healthcare facilities, 54 of which are Ensign-owned and 29 of which are unencumbered, two hospice companies and a home health business. Ensign affiliates hold purchase options on eight of its 30 leased facilities.

About Ensign(TM)

The Ensign Group, Inc.’s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 84 facilities, two hospice companies and a home health business in California, Arizona, Texas, Washington, Utah, Idaho and Colorado. More information about Ensign is available at http://www.ensigngroup.net.

About RBS Asset Finance, Inc.

RBS Asset Finance, headquartered in Chicago, is The Royal Bank of Scotland’s asset financing arm in the U.S.  It is a secured lender/lessor providing financing solutions to meet the equipment and growth needs of large businesses throughout the United States. RBS Asset Finance is the 8th largest bank-owned finance/leasing company in the U.S. with $5 billion in assets.

Contact Information

Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or
Suzanne Snapper, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net

SOURCE: The Ensign Group, Inc.